Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports First Quarter 2018 Results and Provides Business Update

SAN DIEGO, May 10, 2018 —Pfenex Inc. (NYSE American: PFNX), a clinical-stage development and licensing biotechnology company focused on leveraging its Pfēnex Expression Technology® to improve protein therapies for unmet patient needs, today reported financial results for the first quarter ended March 31, 2018 and provided a business update.

“We are on track to report topline results from our PF708-301 Phase 3 trial in the second quarter. This study compares PF708, a therapeutic equivalent to Forteo®, to Forteo after 24 weeks of daily treatment in osteoporosis patients. If the data from the trial are in line with our expectations, this will be a significant milestone for our lead program. Assuming sufficiently positive results from our PF708-301 Phase 3 trial, we plan to submit the NDA for PF708-301 to the FDA in the third quarter,” stated Eef Schimmelpennink, chief executive officer of Pfenex. “I am a strong believer in the value of leveraging key competencies different parties may have, and to that extent we continue to evaluate commercial partnership opportunities for PF708, in parallel to planning and preparing to potentially bring the product to the market ourselves. Importantly, we will always focus on the pathway that creates the most value for our stockholders. To that end, we recently entered into a development and license agreement with NT Pharma for our PF708 product, through which they will oversee the regulatory and commercialization activities for the product in Mainland China, Hong Kong, Singapore, Malaysia and Thailand. NT Pharma’s demonstrated experience in the orthopedic space makes them a valuable partner in this territory.”

“Beyond advancing our current pipeline, our development partnerships with Jazz, NT Pharma, BARDA and CRM197, our long-term strategy is to fill out our pre-clinical and clinical pipelines with new programs created through our Pfēnex Expression Technology® Platform. We look forward to leveraging the platform’s high rate of success in developing complex therapeutic proteins, our experienced clinical research team and our network of development and commercialization partners. This strategy strengthens the business through a more diversified pipeline to build stockholder value,” concluded Schimmelpennink.

Business Review and Update

PF708 therapeutic equivalent to Forteo® (teriparatide)

In April, Pfenex entered an agreement under which Pfenex granted NT Pharma non-exclusive development and exclusive commercialization rights to PF708 in Mainland China, Hong Kong, Singapore, Malaysia and Thailand. In accordance with the agreement, Pfenex may be eligible to receive up to $25 million in payments based on the achievement of certain development, regulatory and sales-related milestones. In addition, Pfenex is eligible to receive double-digit royalties on any future net product sales. NT Pharma will be responsible for any further development required to achieve regulatory approval as well as commercialization activities in the applicable territories.

In February 2018, Pfenex completed the last patient visit for its on-going PF708-301 trial. The trial compares PF708 and Forteo after 24 weeks of daily treatment in osteoporosis patients. Pfenex expects top-line immunogenicity data results in the second quarter of 2018. Pfenex believes that results from its PF708-301 trial, if sufficiently positive, along with the previously-announced bioequivalence findings from its Study PF708-101 in healthy subjects will support submitting a New Drug Application (NDA) for PF708 in the United States. Assuming sufficiently positive results from its PF708-301 trial, Pfenex expects to submit an NDA to the U.S. Food and Drug Administration (FDA) in the third quarter of 2018, with a potential commercial launch possible in the United States as early as the third quarter of 2019, subject to receipt of FDA marketing authorization.

Jazz Collaboration Agreement

Pfenex and Jazz Pharmaceuticals are collaboratively developing certain hematology/oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology. Jazz will have the exclusive right to manufacture and commercialize such products throughout the world. Under the agreement with Jazz, Pfenex will be eligible to receive up to $224.5 million in total value of payments and potential payments associated with the collaboration. To date, Pfenex has received $35.2 million through this agreement. Pfenex may also be eligible to receive tiered royalties on worldwide sales of any products resulting from the collaboration.

Px563L and RPA563

The development of Pfenex’s novel anthrax vaccine candidates is funded through an advanced development contract with the Department of Health and Human Services through the Biomedical Advanced Research and Development Authority (BARDA) valued at up to approximately $143.5 million. Potential next milestones in 2018 are triggering of analytical and non-clinical animal study options leading to a potential Phase 2 study in 2019, subject in each case to continued funding by BARDA.

CRM197

Pfenex provided an update on a legacy program, CRM197, for which Pfenex has several development and commercial partnerships in place. CRM197 is a non-toxic mutant of diphtheria toxin. It is a well characterized protein and functions as a carrier for polysaccharides and haptens making them immunogenic. In the early days of its existence, Pfenex developed a unique CRM197 based on its Pfēnex Expression Technology® platform and sells non-GMP and cGMP CRM197 to mostly vaccine development focused pharmaceutical partners. As a result of those efforts, Pfenex previously entered into commercial licenses for production strains capable of producing CRM197 with both Merck and Serum Institute of India. Pfenex’s CRM197 is currently being used or planned to be used in multiple late-stage clinical trials for such diseases as pneumococcal and meningitis bacterial infections.

Financial Highlights for the First Quarter 2018

Total Revenue increased to $3.7 million in the three-month period ended March 31, 2018, compared to $2.8 million in the same period in 2017. The increase in revenue was due to additional activity related to development of Pfenex’s Px563L product candidate under its government contract, as two options were exercised by the government in 2017. Minimal activity related to planning and start-up activities for the new options occurred in early 2017, progressing to increased development activities later in the year and into 2018. Reagent protein product sales also increased. In addition, as a result of an amended license agreement with Jazz signed in December 2017, license revenue increased in the first quarter of 2018.

Cost of revenue increased to $1.5 million in the three-month period ended March 31, 2018, compared to $0.8 million in the same period in 2017. The increase was primarily due to greater costs for Pfenex’s Px563L product candidate under its government contract, resulting from increased activity under this contract during the first quarter of 2018, as well as additional sales of reagent protein product.

Research and development expenses increased to $8.8 million in the three-month period ended March 31, 2018, compared to $6.4 million in same period in 2017. This was primarily due to increased activity for PF708 to satisfy the clinical filing requirements for an NDA, which Pfenex expects to submit to the FDA in the third quarter of 2018, assuming sufficiently positive results from its Study PF708-301. These costs were offset by a decrease in expenses due to Pfenex’s decision to pause its development activities on certain product candidates in 2017.

Selling, general and administrative expenses decreased to $4.5 million in the three-month period ended March 31, 2018, compared to $5.7 million in the same period in 2017. The decrease was primarily due to costs incurred in the first quarter of 2017 for the change in senior management.

Cash and cash equivalents as of March 31, 2018 was $47.1 million. Pfenex believes it has sufficient cash to meet its anticipated cash needs for at least the next 12 months. Assuming sufficiently positive results from its PF708-301 study, Pfenex also believes it has sufficient cash resources to fund all necessary activities leading up to and including the expected submission of an NDA for PF708 to the FDA.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage development and licensing biotechnology company focused on leveraging our Pfēnex Expression Technology® to improve protein therapies for unmet patient needs. Using the patented Pfēnex Expression Technology platform, the company has created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. The company’s lead product candidates are PF708, a therapeutic equivalent candidate to Forteo® (teriparatide) for the treatment of osteoporosis, and our novel anthrax vaccine candidates, Px563L and RPA563, funded through an advanced development contract with the U.S. government. In addition, Pfenex is developing hematology/oncology products, including PF743, a recombinant crisantaspase, and PF745, a recombinant crisantaspase with half-life extension technology, in collaboration with Jazz Pharmaceuticals. Furthermore, the company’s pipeline includes biosimilar candidates to Lucentis® and Neulasta®.

Cautionary Note Regarding Forward-Looking Statement –

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s product candidates and the company in general, including future plans to advance, develop, manufacture and commercialize its product candidates, including the expected commercial strategy for PF708 if approved; Pfenex’s expectation to receive data from the PF708 clinical program in second quarter of 2018, its expectation that the data will be robust and can support the submission of an NDA to the FDA, its expectation that it will submit an NDA in the third quarter of 2018, and the potential commercial US launch of PF708 as early as the third quarter of 2019; Pfenex’s expectations regarding the expected patent expirations for Forteo; Pfenex’s expectations with respect to the sufficiency of its cash resources including to fund all necessary activities leading up to and including the expected submission of an NDA for PF708 to FDA; Pfenex’s expectations regarding the timing of the release of additional clinical trial data for its product candidates; Pfenex’s expectations regarding the timing and advancement of clinical trials and studies and the types of future clinical trials and studies for its product candidates, including PF708 and Px563L/RPA563; the potential benefits and value of Pfenex’s platform technology, product pipeline, clinical researchers, and network of development and commercialization partners; Pfenex’s strategy, including that such strategy is aligned to build stockholder value; the potential value of NT Pharma’s experience as a collaboration partner; Pfenex’s expectations regarding the sufficiency of its clinical trials to satisfy regulatory requirements; Pfenex’s expectation for potential partnership opportunities for its product candidates; expectations with regard to future milestone and royalty payments from Pfenex’s collaborations with NT Pharma and Jazz Pharmaceuticals; Pfenex’s expectations regarding potential payments from BARDA; and Pfenex’s projected milestones for its anthrax vaccine candidates, including commencement of additional animal studies and that it will potentially initiate a phase 2 study for Px563L/RPA563 in 2019. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex’s ability to manage operating expenses; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the period ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Pfenex’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Company Contact:

Susan A. Knudson

Chief Financial Officer

(858) 352-4324

sknudson@pfenex.com

PFENEX INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2018	2017
Revenue	$3,746	$2,818
Cost of revenue	1,520	810

Gross profit	2,226	2,008
Operating expense
Research and development	8,806	6,398
Selling, general and administrative	4,450	5,686

Total operating expense	13,256	12,084

Loss from operations	(11,030)	(10,076)
Other income, net	3	44

Net loss	$(11,027)	$(10,032)

Net loss per common share:
Basic and diluted	$(0.47)	$(0.43)

Weighted-average common shares used in calculating net loss per share:
Basic and diluted	23,569	23,436

PFENEX INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2018	December 31, 2017
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$47,055	$57,664
Restricted cash	200	200
Accounts and unbilled receivables, net	1,293	1,306
Income tax receivable	160	638
Other current assets	1,598	1,705

Total current assets	50,306	61,513
Property and equipment, net	7,405	7,397
Other long term assets	133	133
Intangible assets, net	4,638	4,771
Goodwill	5,577	5,577

Total assets	$68,059	$79,391

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,574	$1,905
Accrued liabilities	9,642	8,913
Current portion of deferred revenue	7,434	7,421
Current portion of capital lease obligations	306	228

Total current liabilities	18,956	18,467
Deferred revenue, less current portion	906	2,742
Capital lease obligations, less current portion	440	419

Total liabilities	20,302	21,628
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,583,585 and 23,548,280 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	24	24
Additional paid-in capital	220,467	219,446
Accumulated deficit	(172,734)	(161,707)

Total stockholders’ equity	47,757	57,763

Total liabilities and stockholders’ equity	$68,059	$79,391